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                                                                      EXHIBIT 12
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                                               CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                         9 months   9 months
                                                             1994    1995    1996    1997        1998    09/30/98    9/30/99
Net Income                                                 14,800  19,851  19,442  16,340       3,983       4,583     13,556
Plus (Minus):
   Income Taxes                                            11,409  10,907  10,219   9,163         146       1,837      8,130
   Write-offs and Reversals                                 4,189     424       0   6,700       6,261      26,068     26,232

Net Income before taxes and extraordinary items            30,398  31,182  29,661  32,203      10,390        (280)    15,150

Fixed Charges:
   Interest                                                10,267  10,342  10,088   9,737      10,699       7,940      7,335


   Lease Interest                                           2,259   2,282   2,065   1,905       1,813       1,365      1,242
Total Fixed Charges                                        12,526  12,624  12,153  11,642      12,512       9,305      8,577


Income before taxes, extraordinary items
and fixed charges                                          42,924  43,806  41,814  43,845      22,902       9,025     23,727

Ratio of earnings to fixed charges                           3.43    3.47    3.44    3.77        1.83        0.97       2.77
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